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                                                                  EXHIBIT 10.5.1


                                LICENSE AGREEMENT

                                 BY AND BETWEEN

                                 CIBA VISION AG

                                       AND

                                  PRESBY CORP.

                               DATED MARCH 6, 2002

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                                TABLE OF CONTENTS

1.       Definitions.....................................................................................1
2.       Grant...........................................................................................3
         2.1   Exclusive License.........................................................................3
         2.2   Territory Expansion.......................................................................4
         2.3   Manufacturing.............................................................................4
         2.4   Trademarks................................................................................4
         2.5   Exclusive Marketing Rights................................................................5
         2.6   Conduct of CIBA...........................................................................5
3.       Compensation....................................................................................6
         3.1   Prepaid Royalties.........................................................................6
         3.2   Milestone Payments........................................................................6
         3.3   Royalties.................................................................................6
         3.4   Minimum Royalties and Loss of Exclusivity.................................................8
         3.5   Equity Investments........................................................................9
            (a)  Initial Equity Investment...............................................................9
            (b)  Stage II Equity Investment.............................................................10
            (c)  Conditions Precedent...................................................................10
         3.6   Taxes....................................................................................11
4.       Product Development and Registration...........................................................11
         4.1   Joint Technical Committee................................................................11
         4.2   US Product Registration..................................................................12
         4.3   Post-FDA Approval Registration; Non-US Product Registrations.............................13
         4.4   Registrant Designation...................................................................13
         4.5   Notice and Participation.................................................................13
5.       Representations and Warranties.................................................................14
         5.1   By Presby................................................................................14
         5.2   By CIBA..................................................................................15
6.       Covenants and Indemnification..................................................................16
         6.1   Certain Actions..........................................................................16
         6.2   Indemnification..........................................................................16
7.       Maintenance, Prosecution and Ownership of Patent Rights........................................18
         7.1   Maintenance and Prosecution..............................................................18
         7.2   Ownership................................................................................18
8.       Assertion or Defense of Patent Rights..........................................................19
         8.1   Patent Litigation Committee..............................................................19
         8.2   Notification of Claims...................................................................19
         8.3   Assertion of Claims Against Third Parties................................................19
         8.4   Defense Against Claims by Third Parties..................................................20
         8.5   Settlement Approval......................................................................21
9.       Negotiation Right..............................................................................21
10.      Term and Termination...........................................................................22

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
         10.1  Term.....................................................................................22
         10.2  Termination..............................................................................22
         10.3  Waiver; Board Resignation................................................................22
         10.4  No Release...............................................................................22
         10.5  Product Registrations upon Termination...................................................22
         10.6  Termination by Presby in the Event of Non-Exclusivity....................................22
         10.7  Survival of Indemnification..............................................................23
11.      Confidentiality................................................................................23
12.      Limitation of Liability........................................................................23
13.      Miscellaneous Provisions.......................................................................24
SCHEDULE A:  Patent Rights................................................................................
SCHEDULE B:  Products and Royalty Rates...................................................................
SCHEDULE C:  Trademarks...................................................................................
SCHEDULE D:  Series C Certificate of Designation..........................................................
SCHEDULE E:  Presby Agreements............................................................................
SCHEDULE F:  Known Infringements of Patent Rights.........................................................
SCHEDULE G:  Secrecy Agreement............................................................................

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                                LICENSE AGREEMENT

     THIS LICENSE AGREEMENT, having an effective date of March 6, 2002, (the "Effective Date") is made by and between PRESBY Corp., a Delaware corporation, formerly known as RAS Holding Corp., with offices located at 5910 North Central Expressway, Suite 1770, Dallas, Texas 75206 ("PRESBY") and CIBA VISION AG, a Swiss corporation having its principal place of business at Hardhofstrasse 15, CH-8424, Embrach, Switzerland("CIBA").

     WHEREAS, PRESBY possesses patent rights and other intellectual property relating to certain ophthalmic medical devices used in the treatment of presbyopia, hyperopia, ocular hypertension and glaucoma; and,

     WHEREAS, CIBA desires to acquire a license to utilize such patent rights and other intellectual property rights in connection with the manufacture, marketing and sale of such medical devices and PRESBY has agreed to grant such a license under the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth below, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties agree as follows:

1.   DEFINITIONS

     The following terms used in this Agreement shall have the meanings set forth in this Section:

     1.1. "AFFILIATE" shall mean an entity in control of, controlled by, or under common control with a party to this Agreement. For purposes of this definition, "control" shall mean the direct or indirect ownership of a majority of the voting shares or other securities entitled to vote for the election of directors or other governing authority.

     1.2. "DATE OF FIRST SALE" shall mean the date on which CIBA, an Affiliate of CIBA or a sublicensee of CIBA bills a third party for the first unit of the first Product sold pursuant to a commercial sale.

     1.3. "EXECUTIVE OFFICERS" shall mean the Chief Executive Officer of PRESBY and the Head, Refractive Surgical Business Unit of CIBA (or their respective executive officer level designees).

     1.4.   "FDA" shall mean the US Food and Drug Administration.

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     1.5.   "INITIAL EQUITY INVESTMENT" shall mean CIBA's purchase of Presby
            Preferred Stock under the terms and conditions set forth in Section 3.5(a) and such additional terms and conditions as shall be mutually agreed upon by the parties and set forth in such additional transaction documents as are reasonable and customary for such an equity investment.

     1.6. "KNOW-HOW" shall mean all technology, formulae, trade secrets, technical data, clinical data, toxicological data, manufacturing processes and any other information or experience, possessed by PRESBY or any Affiliate of PRESBY, in tangible or intangible form, relating to, or useful in connection with, the manufacture of Products.

     1.7. "NET SALES" shall mean the gross amounts billed by CIBA, its Affiliates and approved sublicensees to third parties for the sale or other disposition of Products less (i) returns, (ii) the cost of samples distributed, and (iii) discounts, credits or allowances actually granted in the ordinary course of business and consistent with CIBA's general practices. All non-US sales shall be converted into US Dollars using the exchange rate quoted in the Wall Street Journal as of the last day of the calendar quarter for which the calculation of Net Sales is made.

     1.8. "PATENT RIGHTS" shall mean rights in the patent applications and patents listed in the attached SCHEDULE A, any claim of which would read on the Products, their importation, exportation, manufacture, use, or sale, including such additional patent applications as may be filed from time to time during the term of this Agreement whether filed originally as a related patent application or filed as continuations, continuations-in-part, divisions, re-examinations, reissues or extensions of any of the above-described patents and patent applications. SCHEDULE A may be amended from time to time by the agreement of the parties.

     1.9. "PRESBY PREFERRED STOCK" shall mean Series A convertible preferred stock to be issued by PRESBY having rights and preferences to be agreed upon by the parties; provided that in no event shall any such rights and preferences for the Presby Preferred Stock be subordinate or junior to any rights for any prior or subsequent class of stock.

     1.10. "PRODUCTS" shall mean ophthalmic medical devices used in the treatment of presbyopia, hyperopia, ocular hypertension and glaucoma, the manufacture, use or sale of which, would, but for this Agreement, constitute or would result in an infringement of the Patent Rights in any country including, but not limited to, the products set forth in the attached SCHEDULE B and any enhancements or improvements thereto.

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     1.11.  "PRODUCT REGISTRATIONS" shall mean such registrations, approvals, licenses or other governmental authorizations required by any Regulatory Authority in order to manufacture, market or sell Products.

     1.12. "REGULATORY AUTHORITY" shall mean the FDA or any other governmental agency in a country or region with jurisdiction over the Products, including their manufacture.

     1.13. "ROYALTY PERIOD" for a particular country shall mean the period commencing upon the Effective Date and extending until the later of
            (i) the expiry or invalidation of the Patent Rights in such country or (ii) twenty (20) years from the Effective Date.

     1.14. "STAGE II" shall mean receipt in writing by PRESBY of approval from the FDA to begin clinical trials for the treatment of presbyopia which permits expansion of the clinical study beyond 128 human eyes.

     1.15. "STAGE II EQUITY INVESTMENT" shall mean CIBA's purchase of Presby Preferred Stock under the terms and conditions set forth in Section 3.5(b) and such additional terms and conditions as shall be mutually agreed upon by the parties and set forth in such additional transaction documents as are reasonable and customary for such an equity investment.

     1.16. "TERRITORY" shall mean the entire world, excluding the United States, provided that the Territory shall be expanded to include the United States under the terms and conditions set forth in Section 2.2.

     1.17. "THIRD PARTY EQUITY INVESTMENT" shall mean the closing of the sale or a series of sales by PRESBY of equity securities, with the aggregate gross proceeds to Presby equal to at least Ten Million Dollars ($10,000,000), excluding any funds received by PRESBY from CIBA or any Affiliate of PRESBY.

     1.18. "TRADEMARKS" shall mean the trademarks set forth in the attached SCHEDULE C.

     1.19. "TRANSITION SUPPLY AGREEMENT" shall mean an agreement, in a form to be agreed upon by the parties, pursuant to which PRESBY shall provide for the manufacture and supply of Products to CIBA on a transitional basis.

     1.20.  "YEAR" shall mean four successive calendar quarters.

2.   GRANT

     2.1. EXCLUSIVE LICENSE. Subject to all the terms and limitations of this Agreement, PRESBY hereby grants to CIBA an exclusive license under the Patent Rights, Know How and Trademarks, to make, have made, use, and sell Products in the

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            Territory. The rights granted to CIBA hereunder shall include the right to sublicense; provided that (a) each sublicensee must agree in writing to be bound by the terms and conditions of this Agreement in the same capacity as CIBA and (b) each sublicensee has been approved in writing by PRESBY, which approval shall not be unreasonably withheld by PRESBY. PRESBY shall provide CIBA with all Know-How covered by this license and any other information which PRESBY, or any Affiliate of PRESBY, possesses and which may be necessary or useful to assist CIBA to develop, manufacture and improve Products, including any improvements to such Know-How developed by PRESBY or any PRESBY Affiliate following the execution of this Agreement.

     2.2. TERRITORY EXPANSION. Provided that CIBA has made all royalty payments (including minimum royalty payments, if applicable) required to maintain its exclusive license, the parties agree that the Territory shall be expanded as follows:

            (i) Upon closing of the Initial Equity Investment, the grant of rights to CIBA under this Agreement shall be automatically expanded to include the right to make, have made, use, and sell Products in the United States for the treatment of ocular hypertension and/or glaucoma;

            (ii) Upon closing of the Stage II Equity Investment, the grant of rights to CIBA under this Agreement shall be automatically expanded to include the right to make, have made, use, and sell Products in the United States for the treatment of presbyopia and/or hyperopia.

     2.3. MANUFACTURING. During the term of the Transition Supply Agreement, PRESBY shall supply Products to CIBA in accordance with the terms set forth therein. Upon the expiration or termination of the Transition Supply Agreement, CIBA shall be solely responsible for and use reasonable commercial efforts to manufacture Products sufficient to meet its marketing obligations herein, provided that CIBA shall have the right to subcontract some or all of the manufacturing process and, upon CIBA's request, PRESBY shall provide CIBA, and any subcontractor of CIBA, with such assistance as may be reasonably requested by CIBA from time to time to facilitate the transfer of manufacturing operations without additional charge. CIBA shall provide PRESBY with Product samples in such quantities as may be reasonably requested by PRESBY from time to time.

     2.4. TRADEMARKS. CIBA shall have the sole right and responsibility for the selection, registration and maintenance of any and all brand names and trademarks to be utilized by CIBA in connection with the sale of Product, provided that the labeling for Products shall include a reference to PRESBY, the form of which the parties shall mutually agree. CIBA shall only use the Trademarks in connection

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            with the advertising, promotion and distribution of the Products in the Territory and in accordance with Presby's written standards, specifications and instructions provided to CIBA no later than the expiration or termination of the Transition Supply Agreement and from time to time thereafter. CIBA will have no rights in the Trademarks other than this limited right to use and all of CIBA's use of the Trademarks will inure to the benefit of PRESBY. To the extent CIBA uses any of the Trademarks, CIBA will (i) mark the Products and related materials to which any such Trademarks are affixed to properly designate the source of the goods, and (ii) provide PRESBY, upon PRESBY's request, with samples of marked Products and related materials prepared by CIBA bearing any such Trademarks. CIBA agrees that upon termination or expiration of this Agreement for any reason, it will cease all use of the Trademarks.

     2.5. EXCLUSIVE MARKETING RIGHTS. CIBA shall have the sole and exclusive right and responsibility for all marketing activities relating to the Products in the Territory, including, but not limited to, development and distribution of all sales and promotional materials, physician training, pricing and positioning strategies, post-market clinical studies, development of technical presentations, selection, retention and compensation of speakers, development and publication of scientific abstracts and articles, customer service, technical assistance, repair and replacement of Products, and all other usual and customary activities associated with the promotion and sale of surgical medical devices and all customer service associated therewith. Presby shall provide such reasonable support and assistance as may be requested from time to time by CIBA, provided that PRESBY shall not independently engage in any of the activities set forth above without CIBA's prior written consent. CIBA shall provide PRESBY with periodic marketing updates, at such times and in such form as shall be mutually agreed upon by the parties, and shall provide PRESBY with copies of product literature, promotional materials and other Product related information and materials as may be reasonably requested by PRESBY from time to time.

     2.6. CONDUCT OF CIBA. In marketing the Products hereunder, CIBA will use reasonable commercial efforts to: (a) avoid deceptive, misleading or unethical practices that are detrimental to Presby or the Products;
            (b) not make any false representations, warranties or guarantees to third parties regarding the Products that are imputable to Presby;
            (c) not make false remarks imputable to PRESBY about competitive products which are inaccurate, misleading or otherwise disparaging; and (d) in all matters relating to this Agreement, act as an independent contractor and not represent to any party that CIBA has any authority to assume or create any obligation, express or implied, on behalf of PRESBY.

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3.   COMPENSATION

     3.1. PREPAID ROYALTIES. Upon execution of this Agreement by both parties, CIBA shall pay PRESBY Two Million Dollars ($2,000,000) as prepaid royalties. The prepaid royalties shall be credited against royalties otherwise payable under Section 3.3, or 3.4, as applicable, beginning in Year 2, as defined in SCHEDULE B, and continuing until the credit has been fully utilized, provided that the amount to be applied as a credit against royalties due in any one calendar quarter shall not exceed One Hundred Twenty Five Thousand Dollars ($125,000). The foregoing prepaid royalty shall be deemed fully earned upon the expiration or termination of this Agreement for any reason other than as a result of termination by CIBA pursuant to
            Section 10.2.

     3.2. MILESTONE PAYMENTS. In addition to the royalty payments set forth herein, CIBA shall pay PRESBY the amounts set forth below upon the achievement of the following milestones, which amounts shall be fully earned by PRESBY upon achievement of such milestones:

            (a) Two Million Dollars ($2,000,000) within thirty (30) days following CIBA's receipt of an approval letter from the FDA for Products which includes an indication for the treatment of glaucoma or ocular hypertension.

            (b) Two Million Dollars ($2,000,000) within thirty (30) days following CIBA's receipt of an approval letter from the FDA for Products which includes an indication for the treatment of presbyopia.

     3.3. ROYALTIES. During the Royalty Period, CIBA shall pay PRESBY royalties in an amount equal to the percentage of Net Sales of the Products set forth as the royalty rate for such Product in SCHEDULE B.

            (a) CIBA shall calculate royalty payments due to PRESBY on a quarterly basis and shall pay such royalties in US Dollars within sixty (60) days following the last day of each calendar quarter.

            (b) CIBA shall submit a statement, certified as true and correct by an Executive Officer of CIBA, with each quarterly royalty payment setting forth on a country by country basis in reasonable detail (i) gross unit and dollar sales by Product,
                 (ii) detailed deductions utilized in calculating Net Sales,
                 (iii) Net Sales, (iv) total royalties due for the applicable payment period.

            (c) CIBA shall maintain full and accurate books and records prepared in accordance with international accounting standards reflecting the consolidated data in a reasonable level of detail utilized to calculate the royalties payable pursuant to this Agreement for no less than three (3) years after the end of each payment period. PRESBY shall have the right, at

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                 PRESBY's expense (except as otherwise provided below), to have
                 CIBA's supporting books and records examined during regular business hours upon reasonable advance notice by Presby or a nationally recognized independent certified public accounting firm designated by PRESBY and reasonably acceptable to CIBA. The right of examination granted to PRESBY hereunder must be exercised, with respect to any payment period, prior to the expiration of the applicable three (3) year record retention period, and shall not be exercised more frequently than once each calendar year. Each person participating in an examination shall agree not to disclose any information obtained during such examination which does not directly relate to the calculation of royalties under this Agreement. If as a result of any such examination it is determined that CIBA paid less than the full amount of any royalty required to be paid to PRESBY hereunder, CIBA shall immediately pay PRESBY the amount of such underpayment, plus interest at the rate equal to the higher of 1.5% per month or the maximum legal interest rate, from the date such amount should have been paid through the date of payment; provided further that if it is determined that CIBA paid less than 95% of the full amount due, (i) CIBA shall also reimburse PRESBY for all reasonable fees and expenses incurred in connection with such examination and (ii) PRESBY's right of examination may be exercised more frequently than once each calendar year thereafter.

            (d) Intracompany sales of Product between or among CIBA and its Affiliates or approved sublicensees shall not be subject to any royalty hereunder, provided that CIBA shall pay royalties on sales by such Affiliates and approved sublicensees to third parties. Royalties shall accrue only once with respect to the same unit of Product.

            (e) The royalty rates set forth in SCHEDULE B shall apply to all sales of Products in the Territory. In the event that the Patent Rights expire or are invalidated in any country during the Royalty Period, CIBA shall pay PRESBY a Know How royalty of three percent (3%) of Net Sales in such country for the remainder of the Royalty Period. Following the expiration of the Royalty Period in any country, the license granted hereunder shall become fully paid up and royalty free with respect to all future sales of Products in such country.

            (f) In the event that CIBA sells any new Products in the Territory which are covered by the scope of this license but which are not identified in SCHEDULE B, the parties shall amend SCHEDULE B to include such new Products, provided that the royalty rates for such new Products shall be reasonably consistent with the rates for the Products currently listed on SCHEDULE B.

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            (g)  The parties shall establish by mutual agreement a reasonable methodology for identifying the Net Sales of Products which are sold by CIBA as part of a kit, bundle or similar arrangement which includes products which are not within the scope of the license granted hereunder. Once agreed upon, CIBA shall consistently apply such methodology in its calculation of royalties and appropriately reflect such items as mutually agreed by the parties in the statements to be provided by CIBA pursuant to Section 3.3(b).

     3.4.   MINIMUM ROYALTIES AND LOSS OF EXCLUSIVITY.

            (a)  In the event that the royalties paid by CIBA in accordance with
                 Section 3.3 above do not equal or exceed the minimum royalties set forth for any Year identified in the attached SCHEDULE B, PRESBY shall have the right, upon forty five (45) days prior written notice, to convert the exclusive license granted hereunder to a non-exclusive license, provided that CIBA shall have the right to retain the exclusive rights granted hereunder by timely payment of the difference between the actual royalties paid for such Year and the applicable minimum royalty amount determined as set forth in SCHEDULE B.

            (b) In the event that CIBA's rights become non-exclusive pursuant to Section 3.4(a):

                 (i) PRESBY shall have the right, but not the obligation, to terminate this Agreement subject to the terms set forth in Section 10.6;

                 (ii) CIBA's rights under Sections 2.3 and 2.5 shall become non-exclusive;

                 (iii) CIBA shall be released from any further obligation to pay minimum royalties under Section 3.4(a);

                 (iv) The Joint Technical Committee, as defined in Section 4.1, shall be discontinued and Section 4, other than
                         Section 4.5, shall have no force and effect;

                 (v) The Patent Litigation Committee, as defined in Section 8.1, shall be discontinued and Sections 7.1 and 8 shall have no force and effect; and

                 (vi)    CIBA's rights under Section 9 shall be waived.

            (c) CIBA's obligation to pay minimum royalties shall be waived in the event that PRESBY fails to cure any material breach of this Agreement within thirty days following CIBA's delivery to PRESBY of written notice of such breach. In the event that (i) any of the independent claims contained in the Patent Rights are invalidated or held unenforceable by a court of competent jurisdiction or patent office ("Invalidation"), (ii) as a proximate result of

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                 such Invalidation, a third party is allowed to sell an
                 ophthalmic device for the treatment of presbyopia, hyperopia, ocular hypertension or glaucoma which would have otherwise infringed the Patent Rights in the country or countries in which such Invalidation occurred ("Affected Countries"), and
                 (iii) the percentage of CIBA's aggregate world wide sales of Products in the 12 months prior to the Invalidation ("Prior Sales") derived from the Affected Countries equals at least ten percent (10%), then, the minimum royalties identified in SCHEDULE B shall be reduced by a percentage equal to the percentage of worldwide Prior Sales derived from the Affected Countries; provided that in the event that the United States is an Affected Country, the FDA Approval Incentive set forth in SCHEDULE B shall no longer be included as part of the minimum royalties.

            (d) CIBA shall continue to exercise reasonable business efforts to market and sell the Products following expiration of the minimum royalty period.

     3.5. EQUITY INVESTMENTS. As additional consideration for the rights granted to CIBA under this Agreement, CIBA agrees to purchase shares of Presby Preferred Stock under the following terms and conditions:

            (a) INITIAL EQUITY INVESTMENT. The purchase price for the Initial Equity Investment shall be Two Million Five Hundred Thousand Dollars ($2,500,000). In exchange for such payment, CIBA shall receive Presby Preferred Stock representing no less than a Three and one-half percent (3.5%) and no more than a five percent (5%) post money ownership interest in PRESBY on an as converted fully diluted basis, as shall be mutually agreed upon by the parties.

                 (i) Except as provided in subparagraph (ii) below, the closing of the Initial Equity Investment shall be contingent upon, and close contemporaneously with, PRESBY's closing of the Third Party Equity Investment.

                 (ii) In the event PRESBY fails to close the Third Party Equity Investment within 180 days following the Effective Date, CIBA shall be released from any obligation, but shall retain all rights, to close the Initial Equity Investment until 60 days after the earlier of (A) the date PRESBY closes a Third Party Equity Investment thereafter, or (B) three (3) years following the Effective Date.

                 (iii) If the Third Party Equity Investment has closed and includes Presby Preferred Stock, then the Presby Preferred Stock issued in the Initial Equity Investment shall have substantially the same terms and conditions applicable to the Third Party Equity Investment. If the Third Party Investment has not closed or does

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                         not include Presby Preferred Stock, then the Presby
                         Preferred Stock issued in the Initial Equity Investment shall have such terms and conditions as shall be mutually agreed upon by the parties.

            (b) STAGE II EQUITY INVESTMENT. The purchase price for the Stage II Equity Investment shall be Two Million Five Hundred Thousand Dollars ($2,500,000). In exchange for such payment, CIBA shall receive Presby Preferred Stock.

                 (i) Except as provided in subparagraph (ii) below, the closing of the Stage II Equity Investment shall be contingent upon and close within 60 days following the enrollment of the first patient in PRESBY's Stage II clinical trial.

                 (ii) In the event PRESBY fails to enroll the first patient in PRESBY's Stage II clinical trial within one (1) year following the Effective Date, CIBA shall be released from the obligation, but shall retain all rights, to close the Stage II Equity Investment until 60 days after the earlier of (A) the date PRESBY enrolls the first patient in PRESBY's Stage II clinical trial, or
                         (B) three (3) years following the Effective Date.

                 (iii) If the Initial Equity Investment has closed, the Presby Preferred Stock issued in the Stage II Equity Investment shall represent the same number of shares of equity securities (subject to proportionate adjustment to reflect any stock split, consolidation, reclassification, share exchange or other reorganiation following the closing of the Initial Equity Investment) and have substantially the same terms and conditions applicable to the Initial Equity Investment as determined under Section 3.5(a)(iii). If the Initial Equity Investment has not closed, then the Presby Preferred Stock issued in the Stage II Investment shall have such terms and conditions as shall be mutually agreed upon by the parties.

            (c) CONDITIONS PRECEDENT. Notwithstanding any provision of this Agreement to the contrary, CIBA's obligation to close either the Initial Equity Investment or the Stage II Equity Investment shall be contingent upon and subject to the following conditions precedent, which must be satisfied at or prior to closing:

                 (i) PRESBY shall have a single class of common stock and a single class of preferred stock, which shall be the Presby Preferred Stock, and no other shares of PRESBY stock shall be issued and outstanding other than the Series C Convertible Preferred Stock, as more fully described in the Certificate of Designation, Rights and Preferences

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                         of Series C Convertible Preferred Stock of RAS Holding
                         Corp., attached hereto as SCHEDULE D.

                 (ii) PRESBY shall not be a party to any agreement which provides for the direct or indirect payment by PRESBY to any shareholder, immediate family member or entity controlled by any such shareholder of PRESBY, except under (A) this Agreement, (B) any certificate of designation for the Presby Preferred Stock or (C) the agreements attached hereto as SCHEDULE E.

                 (iii) PRESBY's stockholders shall have caused its amended and restated Certificate of Incorporation and stockholders agreement to be amended such that the Board of Directors of PRESBY shall consist of no more than seven
                         (7) directors, with at least one (1) director to be designated by CIBA, until the date on which (A) PRESBY closes an initial public offering of securities; (B) CIBA no longer holds at least ninety percent (90%) of the equity securities of PRESBY acquired pursuant to this Agreement; or (C) this Agreement is terminated as a result of an uncured material breach by CIBA.

                 In the event that the foregoing conditions precedent are not satisfied as of the time of any closing requested by CIBA following no less than sixty (60) days prior written notice, CIBA's obligation to purchase the Presby Preferred Stock shall be waived and, provided that CIBA has made all royalty payments (including minimum royalty payments, if applicable) required to maintain its exclusive license and is not otherwise in default hereunder, the Territory shall be immediately expanded to include the United States and PRESBY shall assign all FDA filings to CIBA effective as of the date of the closing requested by CIBA.

     3.6 TAXES. All payments to be made pursuant to this Agreement to Presby will be paid to Presby in United States Dollars in a country designated by PRESBY and represent net amounts that Presby is entitled to receive, and shall not be subject to withholding or deduction for any reason whatsoever. In the event that such payments become the subject of duties, taxes or charges of whatever kind or nature levied by any country other than the designated country, such payments will be increased to such an extent as to allow Presby to receive the net amounts due under this Agreement.

4.   PRODUCT DEVELOPMENT AND REGISTRATION

     4.1 JOINT TECHNICAL COMMITTEE. The parties shall establish a Joint Technical Committee ("JTC"). So long as CIBA holds an exclusive license under this Agreement, the JTC shall have responsibility for coordination, review and approval of Product development efforts, clinical trials, regulatory submissions and selection and retention of any third party consultants. The JTC shall specifically approve all clinical protocols, selection and training of participating surgeons, evaluate the outcomes of all clinical trials, determine the significance of such outcomes and make the final decision regarding when and whether to seek Product Registrations in any country within the Territory. The JTC shall also approve the sale of any Products in countries for which a Product Registration is not required by law and determine whether any of the Patent Rights should be permitted to lapse or become abandoned.

            (a) The parties shall each appoint 2 voting members to serve on the JTC. All approvals, determinations or other actions by the JTC shall require the affirmative votes of at least 3 of the 4 members. In the event of a deadlock on any issue requiring a vote of the JTC, such issue shall be referred to the respective Executive Officers of each party for resolution by good faith negotiations.

            (b) The JTC shall maintain minutes of meetings signed by all voting members, which record the items presented for consideration by the JTC and the outcome of all votes or other actions taken. Copies of such minutes shall be provided to all voting members. All files, documents or other records created or maintained by or behalf of the JTC shall be available to both parties upon request, subject to the terms of Section 11.

            (c) The JTC will meet periodically and as required, but no less frequently than once every six (6) months, unless otherwise mutually agreed by the parties. The JTC will meet within ten
                 (10) business days following the request of either party. Such meetings may be held either in person or via any telecommunications medium acceptable to the parties. Each party shall bear its own personnel, travel, lodging, and other expenses relating to JTC meetings. Either party may change one or more of its representatives to the JTC at any time. Members of the JTC may be represented at any meeting by another member of the JTC, or by a deputy. Either party may permit additional employees to attend and participate (on a non-voting basis) in the JTC meetings. Consultants or other third parties shall also be permitted to attend, subject to the prior approval of each party, which approval shall not be unreasonably withheld.

     4.2 US PRODUCT REGISTRATION. Subject to the oversight of the JTC as provided in accordance with Section 4.1 above:

            (a) PRESBY shall be responsible for, diligently pursue and bear all costs associated with all product development efforts, including all clinical trials, required to obtain FDA approval in the United States to market the Products for the treatment of presbyopia, hyperopia, ocular hypertension, and glaucoma.

            (b) CIBA shall be responsible for, diligently pursue and bear all costs associated with the preparation of all regulatory submissions in the United States, including but not limited to statistical and clinical reports, clinical product manufacturing, packaging and shipping, FDA filing fees, and any regulatory consulting fees and expenses related thereto. CIBA shall also be responsible for any legal fees incurred by CIBA and expenses related thereto. CIBA shall also provide, at CIBA's expense, such reasonable administrative and technical support services to PRESBY as may be mutually agreed upon by the parties from time to time.

     4.3 POST-FDA APPROVAL REGISTRATION; NON-US PRODUCT REGISTRATIONS. Subject to the oversight of the JTC as provided in accordance with
            Section 4.1 above, CIBA shall be responsible for, and bear all costs associated with, (a) maintaining Product Registrations in the United States, including but not limited to clinical trials, after receipt of an approval letter from the FDA for Products which includes an indication for the treatment of presbyopia, hyperopia, glaucoma and/or ocular hypertension, as applicable, and (b) obtaining and maintaining Product Registrations for all countries in the Territory outside of the United States. PRESBY shall provide CIBA such data and assistance as may be reasonably requested by CIBA from time to time without additional charge.

     4.4 REGISTRANT DESIGNATION. All Product Registrations shall be in the name of CIBA (or a CIBA affiliate designated by CIBA); provided that FDA filings shall, subject to Section 3.5, be in the name of PRESBY
            (i) for the treatment of glaucoma or ocular hypertension, until the closing of the Initial Equity Investment and (ii) for the treatment of presbyopia or hyperopia until the closing of the Stage II Equity Investment, following which PRESBY shall assign such FDA filings to CIBA.

     4.5 NOTICE AND PARTICIPATION. Each party will (a) provide the other with copies of any communication to or from any Regulatory Authority, including, but not limited to, copies of submissions, correspondence, minutes of meetings and teleconference reports and
            (b) be entitled to participate in all meetings with Regulatory Authorities; provided that CIBA shall automatically relinquish rights under this Section with respect to a particular country if it no longer holds an exclusive license under this Agreement. Furthermore, upon such time as CIBA no longer holds an exclusive license under this Agreement, CIBA shall take all acts, do all things, execute all documents and render all assistance reasonably required to assign or transfer Product Registrations for such country to PRESBY.

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

5.   REPRESENTATIONS AND WARRANTIES

     5.1    BY PRESBY. PRESBY represents and warrants that, as of the Effective
            Date:

            (a) PRESBY is the owner of the Patent Rights, Know-How and Trademarks and has the right to license the same to CIBA as provided in this Agreement free of any third party claims, liens or encumbrances;

            (b) PRESBY has not assigned or conveyed any interest in the Patent Rights, Trademarks or Know-How inconsistent with the rights granted CIBA hereunder;

            (c) To the best knowledge of the officers, directors and management of PRESBY, the practice of the Patent Rights and Know-How does not infringe any rights of any third parties;

            (d) Except as set forth on SCHEDULE F, to the best knowledge of the officers, directors and management of PRESBY, no third party has infringed or is infringing the Patent Rights;

            (e) All patent applications within the Patent Rights have been prepared and prosecuted in good faith and, to the best knowledge of the officers, directors and management of PRESBY there is no reason to believe that any patent included within the Patent Rights would be invalid or would be held to be unenforceable by a court of competent jurisdiction.

            (f) The execution and delivery of this Agreement and the consummation by PRESBY of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of PRESBY, except for the issuance of the Presby Preferred Stock and the specific rights and preferences relating thereto which shall be determined in accordance with
                 Section 3.5 of this Agreement and authorized by all necessary corporate action by PRESBY prior to the closing of the equity investments described in Section 3.5.

            (g) Neither the execution and delivery of this Agreement by PRESBY, nor the consummation of the transactions contemplated by this Agreement to be performed by PRESBY, other than the issuance of the Presby Preferred Stock, will violate or conflict with any provision of its certificate of incorporation or by-laws or violate or conflict with any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, government, governmental agency or instrumentality, domestic or foreign, or arbitrator, or any contract or agreement, binding on PRESBY that is material to PRESBY and its business.

            (h) This Agreement (assuming the due authorization, execution and delivery thereof by CIBA) constitutes the legal, valid and binding obligation of PRESBY, enforceable against PRESBY in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject as to enforceability to general principles of equity, including to the extent applicable principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and

            (i) PRESBY is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and is duly qualified and is in good standing in all other states in which it is doing business, and, to the best of PRESBY's knowledge, information and belief, has complied with any applicable filing or other requirements of state and federal laws necessary and material to enable it to conduct its business.

            (j) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR HEREIN, PRESBY EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE PRODUCTS, PATENT RIGHTS, KNOW HOW, TRADEMARKS, ROYALTIES OR ANY PART THEREOF INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THE AMOUNT OF ROYALTIES WHICH MAY ACCRUE HEREUNDER.

     5.2    BY CIBA. CIBA represents and warrants that, as of the Effective
            Date:

            (a) The execution and delivery of this Agreement and the consummation by CIBA of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of CIBA;

            (b) Neither the execution and delivery of this Agreement by CIBA, nor the consummation of the transactions contemplated by this Agreement to be performed by CIBA, will violate or conflict with any provision of its certificate of incorporation or by-laws or violate or conflict with any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, government, governmental agency or instrumentality, domestic or foreign, or arbitrator, or any contract or agreement, binding on CIBA that is material to CIBA and its business;

            (c) This Agreement (assuming the due authorization, execution and delivery thereof by Presby) constitutes the legal, valid and binding obligation of

                 CIBA, enforceable against CIBA in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject as to enforceability to general principles of equity, including to the extent applicable principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity);

            (d) CIBA Vision AG is a corporation duly organized and existing in good standing under the laws of Switzerland, and, to the best of CIBA's knowledge, information and belief, has complied with any applicable filing or other requirements of all applicable laws necessary and material to enable it to conduct its business.

6.   COVENANTS AND INDEMNIFICATION

     6.1 CERTAIN ACTIONS. Each party agrees not to take any actions directly or indirectly that would be a violation, or cause the other party to be in violation, of any federal, state and local laws and regulations as a consequence of this Agreement. CIBA further covenants and agrees that it shall comply with all applicable federal, state and local laws and regulations governing its manufacture, marketing and sale of Products hereunder in all jurisdictions in which it engages in such manufacturing, marketing and sales. PRESBY further covenants and agrees that during the term of this Agreement PRESBY shall not pay, loan or otherwise distribute, directly or indirectly, any of the funds paid to PRESBY by CIBA pursuant to this Agreement to any shareholder of PRESBY, immediate family member or entity controlled by such shareholder, other than pursuant to the agreements attached as SCHEDULE E, salaries, bonuses, and expenses in the ordinary course of business, or any payments made by PRESBY to CIBA pursuant to Sections 10.6 or 10.7, without CIBA's prior written consent, which consent shall not be unreasonably withheld.

     6.2    INDEMNIFICATION.

            (a) PRESBY will indemnify, defend and hold harmless CIBA and its successors, assigns, agents, officers, managers, members, directors and employees, against all claims, damages, costs (including but not limited to reasonable attorney's fees and court costs), charges losses or liabilities ("Losses") arising out of or resulting from a breach of this Agreement by Presby, subject in all cases to the proviso contained in Section 6.2(e) and the limitations set forth in Section 12.

            (b) CIBA will indemnify, defend and hold harmless Presby and its successors, assigns, agents, officers, managers, members, directors and employees, against all Losses arising out of or resulting from:

                 (i) a breach of this Agreement by CIBA, subject in all cases to the proviso contained in Section 6.2(e) and the limitations set forth in Section 12;

                 (ii) any claim alleging that any Product not manufactured by PRESBY violates any applicable safety or regulatory standard in effect as of the date of manufacture of a given Product; or

                 (iii) any claim alleging injury or damage to a person, entity or property of another arising from (A) the negligence or misconduct of CIBA, its employees or contractors;
                         (B) any manufacturing choice made by CIBA, including selection of device components; or (C) any defect in design of such Product .

            (c) In the event that any judicial, administrative, regulatory or other proceeding, investigation, inquiry or other administrative charge or complaint (a "Legal Proceeding") shall be threatened or instituted or any claim or demand shall be asserted by a party in respect of which payment may be sought under the provisions of this Section 6.2 or for breach of any of the representations and warranties set forth herein, the party seeking indemnification (the "Indemnitee") shall promptly cause written notice of the assertion of any such claim of which it has knowledge which it reasonably believes to be covered by this indemnity to be forwarded to the other party (the "Indemnitor"); provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnitor has actually been prejudiced as a result of such failure. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnitor by reason of the claim.

            (d) Except as otherwise provided herein, in the event of the initiation of any Legal Proceeding against an Indemnitee by a third party, the Indemnitor shall have the absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel (which counsel shall be reasonably satisfactory to the Indemnitee) and to defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any Losses indemnified against hereunder; provided, however, that (i) the Indemnitor exercises such option in writing within 30 days of receipt of notice; and
                 (ii) the Indemnitee may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnitee defends against or otherwise deals with any such proceeding, claim or demand, the Indemnitee may retain counsel (reasonably satisfactory to Indemnitor), at the expense of the Indemnitor which shall be paid by Indemnitor as and when incurred, the Indemnitor shall nevertheless indemnify the Indemnitee for the full amount of the Losses relating to such proceeding, claim or demand and control the defense of and settle such proceeding; provided that the Indemnitee shall give the Indemnitor twenty
                 (20) days written notice prior to entering into any such settlement and shall not settle any such proceeding, claim or demand without the consent of the Indemnitor, which consent shall not be unreasonably withheld. If the Indemnitee shall settle any such proceeding without the consent of the Indemnitor, the Indemnitee shall thereafter have no claim against the Indemnitor under this Section 6.2 with respect to any Losses occasioned by such settlement.

            (e) The exclusive remedy available to a party hereto in respect of the matters covered by this Section 6.2 shall be to proceed in the manner and subject to the limitations contained in Sections
                 6.2 and 10.2; provided, however, that Section 6.2 shall not apply to any claim for indemnification with respect to Patent Rights, which shall be governed by the provisions of Sections 8 and 10.2 of this Agreement.

7.   MAINTENANCE, PROSECUTION AND OWNERSHIP OF PATENT RIGHTS

     7.1 MAINTENANCE AND PROSECUTION. PRESBY shall be responsible for and shall bear all costs required for the maintenance of the Patent Rights and the prosecution of the patent applications included within the Patent Rights. Unless directed to do so by the JTC, PRESBY shall not permit any of the Patent Rights to lapse or become abandoned; provided that in the event that PRESBY desires to abandon any of the Patent Rights, PRESBY shall notify CIBA and CIBA shall have the right, but not the obligation, to assume such Patent Rights. In the event CIBA assumes any such Patent Rights, PRESBY shall assign all right, title and interest in and to such Patent Rights to CIBA, CIBA shall assume sole responsibility for prosecution and maintenance of such Patent Rights and CIBA shall be relieved of any obligation to pay royalties on Products sold in the country or countries in which such Patent Rights have been assigned. CIBA shall observe all patent marking requirements with respect to the Products.

     7.2 OWNERSHIP. Except as provided in Section 7.1, Presby shall at all times retain ownership of all Patent Rights, Trademarks and all other intellectual property rights it owns , irrespective of whether or not such rights are used in the treatment of presbyopia, hyperopia, ocular hypertension or glaucoma. During the term of this Agreement, CIBA will not contest or dispute the validity of any of the Patent Rights or take any action intended to adversely affect PRESBY's Patent Rights, Trademarks and other property rights.

8.   ASSERTION OR DEFENSE OF PATENT RIGHTS

     8.1 PATENT LITIGATION COMMITTEE. The parties shall establish a Patent Litigation Committee ("PLC") to facilitate communication and decision making concerning all pending, threatened and potential claims relating to patent infringement ("Claims"), including both Claims against PRESBY and/or CIBA and Claims by CIBA or PRESBY against any third party based upon the Patent Rights. The PLC shall have the authority and responsibility to approve the filing of any Claim by CIBA or PRESBY against any third party. Neither party shall initiate any Claim or settle any Claim unless approved by the PLC.

            (a) The parties shall each appoint 2 voting members to serve on the PLC. All approvals, determinations or other actions by the PLC shall require the affirmative votes of at least 3 of the 4 members. In the event of a deadlock on any issue requiring a vote of the PLC, such issue shall be referred to the respective Executive Officers of each party for resolution by good faith negotiations.

            (b) The PLC will meet within 10 business days following the request of either party. Such meetings may be held either in person or via any telecommunications medium acceptable to the parties. Separate legal counsel for each party shall be present and participate in all meetings of the PLC. Either party may change one or more of its representatives to the PLC at any time. Members of the PLC may be represented at any meeting by another member of the PLC, or by a deputy. Either party may permit additional employees to attend and participate (on a non-voting basis) in the PLC meetings. Consultants or other third parties shall not be permitted to attend. Each party bear its own personnel, travel, lodging, legal fees and other expenses relating to PLC meetings.

     8.2 NOTIFICATION OF CLAIMS. If either party shall become aware of any actual or potential act of infringement, irrespective of any actual or potential exemption, by any third party which may give rise to a Claim or receives notice of any Claim by a third party, such party shall give notice to the other party within 2 days and request a meeting of the PLC. The party having knowledge of such Claim shall make available to the PLC all information and documentation in its possession concerning such Claim.

     8.3 ASSERTION OF CLAIMS AGAINST THIRD PARTIES. Subject to the approval of the PLC, CIBA shall take such action, as it deems appropriate, to prevent or eliminate any infringement of the Patent Rights and to collect damages.

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

            (a) Any damages recovered shall be applied first to compensate each party for its reasonable out of pocket expenses paid to third parties in the prosecution of such action, provided that if the total recovery is less than the combined total amount of such expenses paid by the parties, the available funds shall be apportioned between the parties in proportion to such expenses paid by each party in connection with the action.

            (b) CIBA shall be entitled to apply fifty percent (50%) of any unrecovered reasonable out of pocket expenses paid to third parties as an offset against any royalties (including minimum royalty payments) which otherwise become payable hereunder.

            (c) In the event that the recovery exceeds the combined total amount of reasonable expenses paid to third parties by the parties, the remaining funds shall be apportioned between the parties in proportion to the damage incurred by each as a result of the infringement.

            (d) In the event that the PLC does not approve the assertion of a Claim against a third party, PRESBY shall have the right to assert the Claim at its own expense and to retain any recoveries obtained as a result; provided that if PRESBY exercises such right, (i) the PLC shall be disbanded, (ii) PRESBY shall thereafter assume sole responsibility, at its own expense, for the prevention or elimination of any infringement of the Patent Rights, provided that if thereafter PRESBY fails to assert any Claim within twenty (20) business days following notice from CIBA of an act of infringement in accordance with
                 Section 8.2, CIBA shall have the right to assert such Claim at its own expense and to retain any recoveries obtained as a result. Neither party shall enter into any settlement of any Claim brought pursuant to this Section 8.3(d) without the prior written consent of the other party, which consent shall not be unreasonably withheld.

            (e) Each party shall execute such documents and provide such other documentation, data or assistance as shall be reasonably requested by the other party, including participating as the named plaintiff or co-plaintiff in any Claim brought by other party, pursuant to this Section 8.3.

     8.4 DEFENSE AGAINST CLAIMS BY THIRD PARTIES. CIBA shall assume control over, and be responsible for the cost of, the defense of any Claims brought by a third party. CIBA shall undertake such defense in its own name, jointly in the name of CIBA and PRESBY, or in the name of PRESBY, as determined by CIBA. PRESBY shall cooperate fully with CIBA in the defense of such action and shall have the right to participate in such litigation at its own expense.

            (a) Fifty percent (50%) of all reasonable expenses paid to third parties by CIBA in connection with such defense shall be applied as an offset against any payments (including milestone payments, royalties and minimum royalty payments) which otherwise become payable hereunder.

            (b) If, by the terms of any settlement approved by the PLC or any final judgment entered by a court or other authority of competent jurisdiction, CIBA is required to compensate or pay damages to a third party as a result of a Claim, or, obtain a royalty bearing license from such third party in order to make, have made, use, or sell Products, one hundred percent (100%) of any such payments made by CIBA to such third party shall be applied as an offset against any milestone payments, royalties and minimum royalty payments which otherwise become payable hereunder.

     8.5 SETTLEMENT APPROVAL. Except as provided in Section 8.3, neither party shall agree to any settlement of any Claim without the approval of the PLC. In the event the parties are unable to agree upon acceptance of a settlement offer recommended by CIBA

            (a) CIBA shall have the right, but not the obligation to transfer control of such action to PRESBY by written notice;

            (b) PRESBY shall be responsible for, and bear all expenses associated with, the defense or prosecution of such Claim following the rejection of such settlement; and

            (c) CIBA shall be permitted to offset One Hundred percent (100%) of all additional expenses incurred by CIBA in connection with such Claim against any payments (including milestone payments, royalties and minimum royalty payments) which otherwise become payable hereunder.

9.   NEGOTIATION RIGHT

     So long as CIBA holds an exclusive license under this Agreement, PRESBY shall not offer or enter into any negotiations or definitive agreements with any third party concerning the sale or license of any product or technology with applications for the treatment of presbyopia, hyperopia, ocular hypertension or glaucoma (but outside of the scope of this license) unless PRESBY has first notified CIBA in writing of its intent to sell or license such product or technology and CIBA has failed to make a bona fide offer to purchase or license such product or technology within twenty (20) business days following receipt of such notice. In the event CIBA delivers such a bona fide offer prior to the expiration of such twenty (20) day period, PRESBY agrees to negotiate in good faith with CIBA, provided that if the parties are unable to reach a definitive agreement within twenty
     (20) business days after CIBA delivers such bona fide offer, PRESBY shall be released from any further obligations under this Section 9.

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10.  TERM AND TERMINATION

     10.1 TERM. The term of this Agreement shall begin as of the Effective Date and shall remain in effect until the expiration of the last Royalty Period unless earlier terminated as permitted hereunder.

     10.2 TERMINATION. This Agreement may be terminated by the non-breaching party for cause immediately by written notice upon the occurrence of any of the following events:

            (a) if the other party breaches any material provision of this Agreement and fails to cure fully such breach within fifteen
                 (15) business days of written notice of such breach; or

            (b) if (i) the other party becomes insolvent, becomes unable to meet its obligations for any reason (financial or otherwise), or seeks protection under any bankruptcy, receivership, creditors arrangement, composition or comparable proceeding, or
                 (ii) any such proceeding is instituted against the other party and is not dismissed within sixty (60) days thereafter.

     10.3 WAIVER; BOARD RESIGNATION. The right to terminate this Agreement, as provided in Section 10.2, shall not be affected in any way by a waiver of, or failure to take action with respect to any previous grounds for termination. In addition, if PRESBY exercises its right to terminate this Agreement pursuant to Section 10.2, then CIBA shall immediately cause its designee to PRESBY's board of directors to resign.

     10.4 NO RELEASE. The termination of this Agreement shall not release either party from any obligation that matured prior to the effective date of the termination.

     10.5 PRODUCT REGISTRATIONS UPON TERMINATION. Upon the expiration or termination by PRESBY of this Agreement, or in the event Section
            10.6 is applicable, CIBA shall take all action, execute all documents and do all things necessary to transfer and assign to PRESBY all Product Registrations and FDA filings, as applicable, as promptly as possible to permit PRESBY to maintain such Product Registrations and FDA filings or to permit PRESBY to pursue any pending applications for same.

     10.6 TERMINATION BY PRESBY IN THE EVENT OF NON-EXCLUSIVITY. In the event that CIBA's rights become non-exclusive pursuant to Section 3.4(b), PRESBY shall have the right, but not the obligation, to terminate this Agreement upon ninety (90) days written notice by (i) paying CIBA the amount (if any) by which the total amount of all prepaid royalties and minimum royalties paid by CIBA to PRESBY under this Agreement exceeds the total amount of royalties that would have been paid by CIBA to PRESBY under this Agreement had no payment of

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            prepaid royalties or minimum royalties been required, (ii)
            purchasing all Presby Preferred Stock purchased by CIBA from PRESBY hereunder (or any other securities into which the Preferred Stock may have been converted or exchanged) at a price equal to CIBA's cost of such Presby Preferred Stock, and (iii) paying CIBA the total amount of all milestone payments paid by CIBA pursuant to Section 3.2.

     10.7 SURVIVAL OF INDEMNIFICATION. Notwithstanding anything in Section 10 to the contrary, the indemnification provisions contained in Section
            6.2 of this Agreement shall survive for ten (10) years following the expiration or termination of this Agreement.

11.  CONFIDENTIALITY

     The Secrecy Agreement between RAS Holding Corp. and CIBA Vision Corporation, dated August 21, 2001 (the "Secrecy Agreement"), attached hereto as SCHEDULE G, is hereby incorporated by reference, and is deemed amended such that (a) CIBA Vision AG shall be deemed a party to the Secrecy Agreement, having the same rights and obligations as CIBA Vision Corporation thereunder and (b) the Secrecy Agreement shall expire or terminate by its terms, but in no event earlier than two years after the expiration or termination of this Agreement.

12.  LIMITATION OF LIABILITY

     NOTWITHSTANDING SECTION 6.2, THE PARTIES TO THIS AGREEMENT AND THEIR SUCCESSORS, ASSIGNS, AGENTS, OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS, MEMBERS AND MANAGERS WILL NOT BE LIABLE FOR EXEMPLARY, PUNITIVE, INDIRECT, OR OTHER CONSEQUENTIAL DAMAGES OF ANY KIND UNLESS SUCH CONSEQUENTIAL DAMAGES (1) RESULT FROM OR ARISE OUT OF (A) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (B) BREACH OF ANY PROVISION HEREUNDER PERTAINING TO CONFIDENTIALITY OR PROPRIETARY RIGHTS; OR (2) ARE COVERED BY ANY INDEMNITY FOR (A) THE INFRINGEMENT OF PROPRIETARY RIGHTS, OR (B) PRODUCTS LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS, LOST SAVINGS, LOSS OF GOODWILL, OR RECOVERY OF EXPENDITURES, INVESTMENTS OR COMMITMENTS IN ANY CIRCUMSTANCE. THE PARTIES HERETO ACKNOWLEDGE THAT THEY HAVE NO EXPECTATIONS AND HAVE RECEIVED NO ASSURANCES THAT ANY INVESTMENT, EXPENSE OR COMMITMENT WILL BE RECOVERED OR RECOUPED OR THAT THEY WILL OBTAIN ANY ANTICIPATED AMOUNT OF PROFITS BY VIRTUE OF THIS AGREEMENT.

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13.  MISCELLANEOUS PROVISIONS

     13.1 NOTICES: All notices required or permitted hereunder shall be given in writing and mailed postage prepaid by first class certified or registered mail, or sent by a nationally recognized express courier service, or hand delivered to the addresses set forth for such party in the opening paragraph hereof (or such other address as a party may notify the other party in accordance with this Section 13.1), provided that a copy of any notice to CIBA shall be sent to:

                CIBA Vision Corporation
                11460 Johns Creek Parkway
                Duluth, Georgia  30097-1556
                Attention: General Counsel

            Any such notice or communication shall be deemed to have been effectively given as of the date so delivered personally or three
            (3) days after so mailed, (except that a notice of change of address shall not be deemed to have been given until received by the addressee).

     13.2 PUBLICITY: Neither party shall issue any press release or other public statement, whether oral or in written form, relating to this Agreement, the Products, or the Patent Rights without prior written consent of the other party, which consent shall not be unreasonably withheld; provided that (a) CIBA shall be free to produce Product labeling, sales and marketing materials, advertising and otherwise engage in sales and promotional activities relating to the Products without such consent, (b) the parties shall be permitted to make such disclosures as are required by law, rule, regulation or court order, without such consent, provided that the party making such disclosure shall be notify the other party of the necessity of such disclosure and provide the other party with an opportunity to review any such disclosure, and (c) either party may disclose the existence of and a general description of this Agreement, the Products, the Patent Rights and the relationship of the parties.

     13.3 ASSIGNMENT: This Agreement and all rights and obligations hereunder are personal to the parties and may not be assigned, other than by CIBA to CIBA Affiliates, without the express written consent of the other party. Any assignment or attempt to assign the same in the absence of such prior written consent shall be void and without effect.

     13.4 CHOICE OF LAW AND DISPUTE RESOLUTION: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, excluding any conflict of law provisions. Any dispute between the parties relating to this Agreement shall be first referred to the respective Executive Officers of each

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            party for resolution by good faith negotiations. In the event such negotiations fail to result in a resolution of the dispute within 30 days, either party shall have the right to require submission of the matter for resolution by binding arbitration. Such arbitration shall be governed by the rules of the American Arbitration Association and conducted by a single arbitrator, or, if the parties are unable to agree upon a single arbitrator, a panel of three arbitrators, in Atlanta, Georgia. The decision of the arbitrator(s) shall be final, conclusive and binding on the parties and may be entered in any court of competent jurisdiction. Each party shall bear its own costs and expenses in connection with such arbitration. Notwithstanding the foregoing, either party shall be entitled to seek injunctive relief from any court of competent jurisdiction in response to any breach or threatened breach of this Agreement by the other party.

     13.5 SEVERABILITY: If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. In the event any provision shall be held invalid, illegal or unenforceable, the parties shall use best efforts to substitute a valid, legal and enforceable provision which, insofar as possible, implements the purposes hereof.

     13.6 ABSENCE OF WAIVER: The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect its rights to enforce such provisions at a later time.

     13.7 ENTIRETY OF AGREEMENT: This Agreement and the Secrecy Agreement constitutes the entire understanding between the parties relating to the subject matter thereof, and no amendment or modification to this Agreement shall be valid or binding upon the parties unless made in writing and signed by the representatives of such parties. Each of the parties expressly agrees and acknowledges that, other than those statements expressly set forth in this Agreement, it is not relying on any statement, whether oral or written, of any person or entity with respect to its entry into this Agreement or to the consummation of the transactions contemplated by this Agreement. This Agreement shall supercede any prior agreements between the parties, other than the Secrecy Agreement, which shall be deemed amended in accordance with Section 11 of this Agreement.

     13.8 INTEREST ON PAST DUE PAYMENTS: Any amounts due hereunder that are not paid when due, including without limitation attorney's fees, shall bear interest at the rate equal to the higher of 1.5% per month or the maximum legal interest rate.

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     13.9   NO PARTNERSHIP. The parties to this Agreement understand and agree that (a) this Agreement does not create a fiduciary relationship between them and (b) nothing in this Agreement is intended to make either party a partner, employee, joint employer or servant of the other for any purpose whatsoever. Neither party shall make any representation to any third party which is inconsistent with this
            Section 13.9.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

     CIBA VISION AG                              PRESBY CORP.

     BY: /s/ Juergen Kudelka                     BY: /s/ Ron Schachar
        ---------------------------                 ----------------------------

     TITLE: Head CV International                TITLE: Chief Executive Officer
           ------------------------                    -------------------------

     BY: /s/ Glen Bradley
        ---------------------------

     TITLE: Member of Board
           ------------------------


                  EXHIBITS AND SCHEDULES INTENTIONALLY OMITTED.

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